Exhibit 10.2 - Chief Financial Officer and Other Named Officer Compensation

         The Bank's Board of Directors, upon the recommendation of the Executive Officer Compensation Committee, approved 2006 bonuses for the Chief Financial Officer and one named officer, both of whom are participants in the discretionary executive bonus pool and whose bonuses are not subject to predetermined formulas, as follows: Donald A. Pitcher -- $105,000; and Thomas M. Shepherd -- $120,000.